Exhibit 4.69

SUPPLEMENTAL LETTER

To:	Cretan Traders Inc.
Trust Company House
Trust Company Complex
Ajeltake Road
Ajeltake Island, Majuro
Marshall Islands

24 July 2009

Loan Agreement dated 23 July 2008 and made between (i) Cretan Traders Inc. as borrower (the “Borrower”), (ii) the banks and financial institutions listed therein as lender (the “Lenders”), (iii) Norddeutsche Landesbank Girozentrale as swap bank, underwriter, mandated lead arranger, bookrunner, agent and security trustee (the “Agent”) in respect of a facility of (originally) up to US$126,400,000.

We refer to the Loan Agreement. Words and expressions defined in the Loan Agreement shall have the same meaning when used in this Letter.

The Borrower hereby acknowledges that as at the date hereof, the outstanding principal balance of the Loan is $118,450,000 of which $37,109,355.44 represents the outstanding principal balance of Tranche A and $81,340,664.56 represents the outstanding principal balance of Tranche B.

Pursuant to discussions between us, we have agreed on and subject to the terms of this Letter to increase the Margin applicable to the Loan with effect from 29 July 2009.

We hereby confirm our approval to these arrangements, subject to the following conditions:

1	Amendments to Loan Agreement and Finance Documents. The arrangements in this Letter necessitate certain amendments to the Loan Agreement and we confirm that the Loan Agreement shall be amended (with effect from 29 July 2009) as follows:

(a)	by construing all references in the Loan Agreement to “this Agreement” and all references in the Finance Documents (other than the Loan Agreement) to the “Loan Agreement” as references to the Loan Agreement as amended and supplemented by this Letter;

(b)	by construing all references in the Loan Agreement and in the Finance Documents to the “Mortgage” as references to the Mortgage as amended and supplemented by the Amendment Mortgage;

(c)	by adding the following new definition in clause 1.1 of the Loan Agreement:

““Amendment Mortgage” means an amendment to the Mortgage in such form as the Agent may approve or require;”;

(d)	by deleting the definition of “Margin” in Clause 1.1 thereof in its entirety and substituting the same with:

““Margin” means (but subject to Clause 5.16):

(i)	during the period commencing on 29 July 2009 and ending on 29 September 2009, 3.25 per cent. per annum; and

(ii)	at all other times:

(A)	in relation to Tranche A, 1.25 per cent. per annum; and

(B)	in relation to Tranche B, 1.35 per cent. per annum;”

(e)	by deleting the words “the date falling on the earlier of (i) 12 months after the Drawdown Date and (ii) 30 August 2009” in Clause 5.16 thereof and replacing with the words and the figures “29 September 2009”.

2	Conditions. Our consent to your request is subject to the following conditions:

(a)	documents of the kind specified in paragraphs 2, 3 and 4 of Schedule 3, Part A to the Loan Agreement in relation to the Borrower in connection with its execution of this Letter and the Amendment Mortgage updated with appropriate modifications to refer to this Letter;

(b)	an original of this Letter duly executed by the parties to it and counter-signed by the Security Parties;

(c)	receipt of the original Amendment Mortgage duly signed by the Borrower and evidence satisfactory to the Agent and its lawyers that the same has been registered as a valid amendment to the Mortgage in accordance with the laws of Malta; and

(d)	favourable opinions from lawyers appointed by the Agent on such matter concerning the laws of Marshall Islands and Malta and such other relevant jurisdiction as the Agent may require.

3	Representations and Warranties. The Borrower represents and warrants to the Agent that:

(a)	the representations and warranties in Clause 10 of the Loan Agreement, as amended and supplemented by this Letter, remain true and not misleading if repeated on the date of this Letter with reference to the circumstances now existing; and

(b)	the representations and warranties in the Finance Documents (other than the Loan Agreement) to which it is a party, as amended and supplemented by this Letter remain true and not misleading if repeated on the date of this Letter with reference to the circumstances now existing.

4	Loan Agreement and Finance Documents. The Borrower hereby agrees with the Agent that:

(a)	the provisions of the Loan Agreement and the Finance Documents shall be and are hereby re-affirmed and remain in full force and effect and the Agent reserves the right at any time to demand repayment in full of all sums made available to the Borrower under the Loan Agreement in accordance with the terms of the Loan Agreement; and

(b)	this Letter should in no way be construed as a waiver or diminution or variation of the rights or claims of the Creditor Parties under or pursuant to the Loan Agreement and that all and any of our rights under the Loan Agreement are hereby expressly reserved (including, without limitation, all our rights in connection with the breaches or potential breaches of covenants which we have discussed with you).

5	Notices. Clause 28 (notices) of the Loan Agreement shall extend and apply to this Letter as if the same were (mutatis mutandis) herein expressly set forth.

6	Governing law. This Letter shall be governed by and construed in accordance with English law and Clause 30 (law and jurisdiction) of the Loan Agreement shall extend and apply to this Letter as if the same were (mutatis mutandis) herein expressly set forth.

Please confirm your acceptance to the foregoing terms and conditions by signing the acceptance at the foot of this Letter.

Yours faithfully

/s/ Kerstin Duwe
for and on behalf of
NORDDEUTSCHE LANDESBANK GIROZENTRALE
(in its capacity as Agent for and on behalf
of all the Lenders and the other Creditor Parties)

We hereby acknowledge receipt of the above Letter and confirm our agreement to the terms of the same:

/s/ Eugenia Papapontikou
for and on behalf of
CRETAN TRADERS INC.

Date: 24 July 2009

We hereby confirm and acknowledge that we have read and understood the terms and conditions of the above Letter and agree in all respects to the same and confirm that the Finance Documents (as that term is defined in the Loan Agreement) to which we are a party shall remain in full force and effect and shall continue to stand as security for the obligations of the Borrower under the Loan Agreement

/s/ Eugenia Papapontikou
for and on behalf of
CARDIFF MARINE INC.

/s/ Eugenia Papapontikou
for and on behalf of
DRYSHIPS INC.

Date: 24 July 2009

4